Exhibit 99.1

GrowGeneration Expands Southern California Footprint with
New Super Hydroponic Garden Centers in Los Angeles County

GrowGen Adds 122,000 Square Feet of Retail and Distribution Space with Two New Locations

DENVER, March 9, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced it has signed two new leases in Los Angeles County, California, which will serve as the future sites of two new GrowGeneration Super Hydroponic Garden Centers. Located in the heart of downtown Los Angeles at 1651 Naomi Street and near the Long Beach Ports at 19516 South Susan Street in Rancho Dominguez, the leases represent an additional 122,000 square feet of retail and distribution space in Los Angeles County, making them the largest hydroponic garden centers in Southern California. With these leases, GrowGen will operate close to 800,000 square feet of retail and warehouse space across 52 locations nationwide, with 10 of those locations in the important Southern California market and 19 in the state of California.

“As the cannabis and hydroponics industries continue to evolve at a rapid pace, we are working to define what the next generation of garden centers will look like. Our Super Hydroponic Garden Centers will offer the largest selection, expert advice from our professional staff, and best-in-class customer service. They will serve as retail locations, as well as distribution and direct fulfillment centers to service the large commercial markets. In addition, these hydroponic garden centers will help us consolidate and distribute our private label products that are an important part of our growth plans,” said Darren Lampert, GrowGeneration’s CEO.

Continued Lampert, “We are building destination locations for commercial and craft growers in the largest and most active cultivation markets in the country. We plan to build several GrowGen Super Garden Centers across the U.S. to serve the growing number of commercial and craft growers.”

Today’s announcement comes on the heels of four recent acquisitions – including San Diego Hydroponics & Organics last month – and yet another quarter of record earnings. In January, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 50 stores, which include 8 locations in Colorado, 17 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:

John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230

Press Contact:

Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

●	Website: www.GrowGeneration.com
●	E-commerce: https://growgen.pro/
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

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